Exhibit 2.1
                                                                  -----------












                              KELLY TELEVISION CO.

                          AGREEMENT AND PLAN OF MERGER




                          dated as of August 21, 1998

                                     among

                              KELLY TELEVISION CO.,

                               J.S. KELLY L.L.C.,

                               G.G. KELLY L.L.C.,

                                ROBERT E. KELLY,

                              MEREDITH CORPORATION

                                      and

                             KCPQ ACQUISITION CORP.

                               TABLE OF CONTENTS


                                  ARTICLE I
                                 DEFINITIONS

1.01.  Certain Defined Terms..............................................  6
1.02.  Other Defined Terms................................................  8


                                  ARTICLE II
                                  THE MERGER
2.01.  The Merger.........................................................  9
2.02.  Closing............................................................ 10
2.03.  Effective Time..................................................... 10
2.04.  Effect of the Merger............................................... 11
2.05.  Articles of Incorporation; Bylaws.................................. 11
2.06.  Directors and Officers of Surviving Corporation.................... 11
2.07.  Merger Consideration............................................... 11
2.08.  Escrow Deposit..................................................... 12
2.09.  Payment of Merger Consideration.................................... 12
2.10.  Working Capital Adjustments........................................ 12


                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF KTC

3.01.  Organization of KTC................................................ 15
3.02.  Authorization, Execution and Delivery by KTC....................... 15
3.03.  Partners; Partnership Interests.................................... 15
3.04.  No Conflict........................................................ 15
3.05.  Consents and Approvals............................................. 16
3.06.  Financial Information.............................................. 16
3.07.  Absence of Undisclosed Liabilities................................. 16
3.08.  Absence of Certain Changes or Events............................... 16
3.09.  Absence of Litigation.............................................. 18
3.10.  Compliance with Laws............................................... 18
3.11.  FCC Licenses and Reports and Records; Government Permits........... 18
3.12.  Material Contracts................................................. 19
3.13.  Real Property...................................................... 20
3.14.  Employment Matters................................................. 21
3.15.  Taxes.............................................................. 22
3.16.  Personal Property.................................................. 22
3.17.  Personal Property Leases........................................... 22
3.18.  Intellectual Property.............................................. 23
3.19.  Title to Assets.................................................... 23
3.20.  Accounts Receivable................................................ 23
3.21.  Insurance.......................................................... 23
3.22.  Environmental Protection........................................... 24
3.23.  Availability of Assets............................................. 24
3.24.  Business of KTC.................................................... 24
3.25.  Brokers............................................................ 24

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PARTNERS

4.01.  Incorporation of such Partner; Authorization, Execution and
         Delivery by Such Partner......................................... 25
4.02.  No Conflict........................................................ 25
4.03.  Consents and Approvals............................................. 25
4.04.  Title to Partnership Interests..................................... 26


                                  ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF
                       THE PURCHASER AND MERGER SUB

5.01.  Incorporation of the Purchaser and Merger Sub...................... 26
5.02.  Authorization, Execution and Delivery by the Purchaser and
         Merger Sub....................................................... 26
5.03.  No Conflict........................................................ 26
5.04.  Consents and Approvals............................................. 27
5.05.  Absence of Litigation.............................................. 27
5.06.  Financing.......................................................... 27
5.07.  Ownership of Merger Sub; No Prior Activities....................... 27
5.08.  Qualification of Purchaser......................................... 27
5.09.  Brokers............................................................ 28


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

6.01.  Conduct of Business Prior to the Effective Time.................... 28
6.02.  Access to Information.............................................. 30
6.03.  Confidentiality.................................................... 30
6.04.  Regulatory Consents and Approvals; Third Party Consents............ 30
6.05.  Investigation...................................................... 31
6.06.  Change of Name of Business......................................... 31
6.07.  Interim Financial Statements....................................... 31
6.08.  Funds Necessary to Pay the KTC Purchase Price...................... 31
6.09.  Further Action..................................................... 32


                                 ARTICLE VII

                              EMPLOYEE MATTERS

7.01.  Continuation of Benefits........................................... 32
7.02.  Service Credit..................................................... 32
7.03.  Subsequent Purchaser............................................... 32

                                 ARTICLE VIII

                                  TAX MATTERS

8.01.  General............................................................ 32
8.02.  Allocation of Tax Liabilities; Tax Indemnities..................... 32
8.03.  Tax Returns........................................................ 33
8.04.  Refunds and Tax Benefits........................................... 34
8.05.  Contests........................................................... 35
8.06.  Conveyance Taxes................................................... 36
8.07.  Cooperation on Tax Matters......................................... 36
8.08.  Allocation of KTC Purchase Price................................... 36
8.09.  Miscellaneous...................................................... 37



                                  ARTICLE IX

                           CONDITIONS TO THE MERGER

9.01.  Conditions to Obligations of KTC and the Partners.................. 37
9.02.  Conditions to Obligations of the Purchaser and Merger Sub.......... 38



                                   ARTICLE X

                                INDEMNIFICATION

10.01.  Survival of Representations and Warranties; Covenants and
          Agreements...................................................... 40
10.02.  Indemnification by the Indemnifying Partners...................... 40
10.03.  Indemnification by the Purchaser.................................. 41
10.04.  Indemnification Procedures........................................ 42
10.05.  Tax Matters....................................................... 43



                                  ARTICLE XI

                     TERMINATION, AMENDMENT AND WAIVER

11.01.  Termination....................................................... 43
11.02.  Effect of Termination............................................. 44
11.03.  Waiver............................................................ 44

                                  ARTICLE XII

                               GENERAL PROVISIONS

12.01.  Expenses.......................................................... 44
12.02.  Notices........................................................... 44
12.03.  Public Announcements.............................................. 45
12.04.  Headings.......................................................... 45
12.05.  Severability...................................................... 45
12.06.  Entire Agreement.................................................. 46
12.07.  Assignment........................................................ 46
12.08.  No Third-Party Beneficiaries...................................... 46
12.09.  Amendment......................................................... 46
12.10.  Governing Law..................................................... 46
12.11.  Counterparts...................................................... 46
12.12.  Board Approval.................................................... 46




                            Exhibits and Schedules


KTC Disclosure Schedule

Purchase Disclosure Schedule

Exhibit 2.08     Escrow Agreement

     KELLY TELEVISION CO. AGREEMENT AND PLAN OF MERGER, dated as of August 21, 1998, among KELLY TELEVISION CO., a Washington limited partnership ("KTC"), J.S. KELLY L.L.C., a Delaware limited liability company ("JSK" or the "General Partner"), G.G. KELLY L.L.C., a Delaware limited liability company ("GGK"), ROBERT E. KELLY (each of JSK, GGK and Robert E. Kelly being a "Partner" and, together, the "Partners"), MEREDITH CORPORATION, an Iowa corporation (the "Purchaser"), and KCPQ ACQUISITION CORP., a Washington corporation and wholly owned subsidiary of the Purchaser ("Merger Sub").


                             W I T N E S S E T H :
                             ---------------------

     WHEREAS, KTC owns and operates the television broadcast station KCPQ-TV, channel 13, Seattle-Tacoma, Washington (the "KCPQ Station" or the "Station");

     WHEREAS, JSK is the sole general partner of KTC pursuant to the Amended and Restated Limited Partnership Agreement of Kelly Television Co. effective as of October 29, 1997 (the "KTC Partnership Agreement");

     WHEREAS, JSK, GGK and Robert E. Kelly are all of the limited partners of KTC pursuant to the KTC Partnership Agreement;

     WHEREAS, KTC and each of the Partners have determined that it is in their respective best interests, and the Boards of Directors of the Purchaser and Merger Sub have each determined that it is in the best interests of their respective shareholders, for the Purchaser to acquire KTC upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such acquisition, KTC and the Partners and the respective Boards of Directors of the Purchaser and Merger Sub have each approved the merger (the "Merger") of KTC with and into Merger Sub with Merger Sub being the surviving corporation in the Merger in accordance with the Washington Business Corporation Act (the "WBCA") and the Washington Revised Limited Partnership Act (the "WRLPA") and upon the terms and subject to the conditions set forth herein;

     WHEREAS, KTC, the Partners, the Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:




                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Agreement" means this Kelly Television Co. Agreement and Plan of Merger, dated as of August [___], 1998, among KTC, the Partners, the Purchaser and Merger Sub (including the KTC Disclosure Schedule) and all amendments hereto made in accordance with Section 12.10.

     "Business" means the business of KTC as conducted as of the date hereof.

     "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of Washington.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Communications Act" means the Communications Act of 1934, as amended, and the rules and regulations thereunder.

     "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste, in each case to the extent regulated by environmental, health or safety Requirements of Law.

     "Credit Agreements" means (i) the Credit Agreement dated as of October 28, 1997 among JSK and GGK as borrowers, KBC and KTC as guarantors, the financial institutions party thereof as banks and Bank of America National Trust and Savings Association as agent, and related interest rate swap agreements,
(ii) the Security Agreement dated as of October 28, 1997 among JSK and GGK as borrowers, KBC and KTC as grantors, and Bank of America National Trust and Savings Association as agent, (iii) the Copyright Security Agreement dated as of October 28, 1997 among JSK, GGK, KBC and KTC as grantors, and Bank of America National Trust and Savings Association as agent, and (iv) the Trademark Security Agreement dated as of October 28, 1997 among JSK, GGK, KBC and KTC as grantors, and Bank of America National Trust and Savings Association as agent.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "FCC" means the Federal Communications Commission or any successor entity.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "KTC Disclosure Schedule" means the Disclosure Schedule dated as of the date hereof delivered to the Purchaser by KTC and the Partners.

     "knowledge of the Partners" or "Partners' knowledge" means the actual knowledge of Jon S. Kelly and Gregory G. Kelly.

     "KBC" means Kelly Broadcasting Co., a California limited partnership, whose partners are JSK, GGK and Robert E. Kelly and which (i) owns and operates the television broadcast station KCRA-TV, channel 3, Sacramento, California (the "KCRA Station"), and (ii) programs and sells air time for the television broadcast station KQCA-TV, channel 58, Sacramento, California (the "KQCA Station") pursuant to the Time Brokerage Agreement, dated December 8, 1994, between KBC and Channel 58, Inc. (as amended on January 1, 1997 and August 6, 1998, the "LMA").

     "Material Adverse Effect" means any change in, or effect on KTC or the Business that is or is reasonably likely to be materially adverse to the results of operations or the financial condition of KTC or the Business, taken as a whole, except for any such changes or effects affecting the U.S. economy or the broadcasting industry in general.

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

     "Remedial Action" means actions required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment;
(b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

     "Requirements of Law" means any foreign, federal, state or local law, rule or regulation, Governmental Permit or other binding determination of any governmental body.

     "Return" means any return, report or form related to Taxes.

     "Subsidiary" or "Subsidiaries" means any and all corporations, partnerships, joint ventures, associations, and other entities in which the majority of voting common stock or other equity interest is held by a party directly or indirectly through one or more intermediaries.

     "Tax" or Taxes" means all income, gross receipts, sales, use, employment, franchise, profits, property, transfer or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

     SECTION 1.02. Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

     Term                               Section
     ----                               -------
     Articles of Merger                 2.03
     Allocation                         8.08
     Claim                              6.06
     Closing                            2.02
     Closing Working Capital Estimate   2.10(a)
     Confidentiality Agreement          6.03
     Contest                            8.05(c)
     Effective Time                     2.03
     Escrow Agent                       2.08
     Escrow Agreement                   2.08
     Escrow Deposit                     2.08
     FCC Licenses                       3.11(a)
     FCC Order                          9.02(d)
     Fox                                6.04(d)
     Fox Affiliation Agreement          6.04(d)

     General Partner                    preamble
     GGK                                preamble
     GGK KTC Partnership Interest       2.07(a)
     GGK KTC Purchase Price             2.07(a)
     Governmental Permits               3.11
     Independent Accounting Firm        2.10(e)
     IRS                                3.14(a)
     JSK                                preamble
     JSK KTC Partnership Interest       2.07(b)
     JSK KTC Purchase Price             2.07(b)
     KTC                                preamble
     KTC Accounting Policies            2.10(c)
     KTC Benefit Plans                  3.14(a)
     KTC Partnership Agreement          recitals
     KTC Purchase Price                 2.07
     KTC's Accountants                  2.10(c)
     Loss                               10.02(a)
     Management Indemnified Parties     6.06
     Material Contracts                 3.12(a)
     Merger                             recitals
     Merger Sub                         preamble
     Merrill Lynch                      3.25
     Operating Contracts                3.12(a)
     Partner                            preamble
     Post-Effective Time Tax Benefit    8.04(b)
     Program Contracts                  3.12(a)
     Purchaser                          preamble
     Purchaser's Accountants            2.10(a)
     Reference Balance Sheet            3.07
     REK KTC Partnership Interest       2.07(c)
     REK KTC Purchase Price             2.07(c)
     Statement of Working Capital       2.10(c)
     Station                            recitals
     Straddle Period                    8.02(a)
     Surviving Corporation              2.01
     Target Closing Working Capital     2.10(b)
     Third Party Claims                 10.04
     WBCA                               recitals
     WRLPA                              recitals
     Working Capital                    2.10(i)



                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01. The Merger. Upon the terms and conditions of this Agreement, and in accordance with the WBCA and the WRLPA, at the Effective Time (as defined in Section 2.03) KTC shall be merged with and into Merger Sub. As a result of the Merger, the separate existence of KTC shall cease and Merger Sub shall continue as the surviving corporation of the Merger. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation".

     SECTION 2.02. Closing. (a) Subject to paragraph (b) of this Section 2.02, the closing (the "Closing") of the Merger shall take place at 10:00 a.m., San Francisco time, on a date that is on or after the later to occur of (i) January 1, 1999, and (ii) the third Business Day following the satisfaction or waiver of all of the conditions to the obligations of the parties set forth in Article IX, at the offices of Shearman & Sterling, 555 California Street, Suite 2000, San Francisco, California, or at such other time or on such other date or at such other place as the parties may mutually agree upon in writing.

     (b) Notwithstanding anything to the contrary in paragraph (a), the Purchaser may, by delivering to the Partners a written notice (the "Postponement Notice"), elect to postpone the Closing to a date (the "Extended Closing Date") no later than 60 days from the date of Closing otherwise required to occur pursuant to paragraph (a) if, and only if, the FCC has not issued an order or decision that grants, without material adverse condition, all consents or approvals required under the Communications Act for the assignment of the license of WGNX(TV) from Tribune Broadcasting Company ("Tribune") to Purchaser as contemplated in the Asset Exchange Agreement (the "Exchange Agreement") of even date between Tribune and its affiliate and the Purchaser and Merger Sub (the "WGNX Assignment"). For purposes of this provision, the FCC shall not be deemed to have granted its approval to the WGNX Assignment if a petition to deny or other material objection has been filed with the FCC with respect to the application for approval of the WGNX Assignment and there exists a significant risk that the FCC's approval of the WGNX Assignment will not become final (i.e., no longer subject to administrative or judicial review). If the Purchaser shall deliver to the Partners the Postponement Notice, the Purchaser agrees that (i) the conditions to Closing set forth in Section 9.02(a) (solely as such condition relates to representations and warranties), (d), (e) and (h) shall be deemed to have been satisfied as of the Extended Closing Date and in no event shall the Purchaser be permitted not to close the Merger as contemplated by this Agreement by claiming such conditions have not been satisfied and (ii) for purposes of determining whether the Purchaser has any right to indemnification pursuant to
Section 10.02(a) for breaches of representations and warranties or whether a matter gives rise to an Environmental Indemnity the Closing and the Effective Time shall be deemed to have occurred on the date of the Postponement Notice (i.e., any breaches of representations and warranties or matters giving rise to an Environmental Indemnity occurring after the date of the Postponement Notice shall not form the basis for the Purchaser to seek indemnification from the Partners).

     (c) At the Closing (i) the parties shall deliver the certificates and other documents, and take such other actions, required by this Article II and
Article IX, and (ii) the General Partner and the appropriate officers of the Purchaser and Merger Sub shall execute and acknowledge the Articles of Merger (as defined in Section 2.03).

     SECTION 2.03. Effective Time. As promptly as practicable following the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Washington, in such form as required by, and executed in accordance with the relevant provisions of, the WBCA and the WRLPA. The Merger shall become effective at such time as the Agreement of Merger is duly filed with the Secretary of State of the State of Washington or at such later time as may be agreed in writing by each of the parties hereto and specified in the Agreement of Merger (the date and time that the Merger becomes effective being the "Effective Time").

     SECTION 2.04. Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCA and the WRLPA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of KTC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of KTC and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.05. Articles of Incorporation; Bylaws. (a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Articles of Incorporation.

     (b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by the WBCA, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     SECTION 2.06. Directors and Officers of Surviving Corporation. (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

     (b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

     SECTION 2.07. Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, KTC or the Partners, the partnership interests in KTC shall be canceled and converted into the right to receive an aggregate of $380,000,000.00 in cash, subject to adjustment as set forth in Section 2.10(b) below (as adjusted, the "KTC Purchase Price"), which shall be allocated as follows:

     (a) GGK KTC Partnership Interest. At the Effective Time, the 28.93525% limited partnership interest in KTC held by GGK (the "GGK KTC Partnership Interest") shall be canceled and converted into the right to receive, and the Purchaser shall pay to GGK at the Effective Time in accordance with Section 2.09, $109,953,950.00 in cash, subject to adjustment as set forth in Section 2.10(b) below (as adjusted, the "GGK KTC Purchase Price");

     (b) JSK KTC Partnership Interest. At the Effective Time, the 0.20% general partnership interest and 65.86475% limited partnership interest in KTC held by JSK (collectively, the "JSK KTC Partnership Interest") shall be canceled and converted into the right to receive, and the Purchaser shall pay to JSK at the Effective Time in accordance with Section2.09, $251,046,050.00 in cash, subject to adjustment as set forth in Section 2.10(b) below (as adjusted, the "JSK KTC Purchase Price"); and

     (c) REK KTC Partnership Interest. At the Effective Time, the 5.0% limited partnership interest in KTC held by Robert E. Kelly (the "REK KTC Partnership Interest") shall be canceled and converted into the right to receive, and the Purchaser shall pay to Robert E. Kelly at the Effective Time in accordance with Section 2.09, $19,000,000.00 in cash, subject to adjustment as set forth in Section 2.10(b) below (as adjusted, the "REK KTC Purchase Price").

     SECTION 2.08. Escrow Deposit. Simultaneously with the execution of the Escrow Agreement, the Purchaser shall deliver to an escrow agent (the "Escrow Agent") reasonably satisfactory to the parties, a good faith deposit in the amount equal to $1,000,000 of the KTC Purchase Price (the "Escrow Deposit"), which shall be held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement attached hereto as Exhibit 2.08 (the "Escrow Agreement"), which shall be entered into by the parties promptly after the execution of this Agreement.

     SECTION 2.09. Payment of Merger Consideration. (a) Subject to the terms and conditions of the Escrow Agreement, at the Effective Time, the Escrow Agent shall deliver to JSK, in partial satisfaction of the JSK KTC Purchase Price, the Escrow Deposit and accrued interest thereon, by wire transfer of immediately available funds to an account designated by JSK in writing at or prior to the Effective Time.

     (b) At the Effective Time, the Purchaser shall deliver to JSK an amount equal to the JSK KTC Purchase Price less the Escrow Deposit by wire transfer of immediately available funds to an account designated by JSK in writing at or prior to the Effective Time.

     (c)  At the Effective Time, the Purchaser shall deliver to GGK and Robert
E. Kelly the GGK KTC Purchase Price and the REK KTC Purchase Price, respectively, by wire transfer of immediately available funds to an account designated by such Partner in writing at or prior to the Effective Time.

     SECTION 2.10. Working Capital Adjustments. (a) Estimated Closing Working Capital. Not later than three Business Days prior to the date for the Closing, the Partners shall deliver to the Purchaser their best estimate of the Working Capital (as hereinafter defined) of KTC as of the Effective Time based on the most recently available financial statements of KTC (the "Closing Working Capital Estimate"). In connection with the preparation and review of the Closing Working Capital Estimate, employees of the Purchaser and KPMG Peat Marwick, its independent public accountants (the "Purchaser's Accountants"), shall be entitled to review the work papers of the Partners prepared in connection with calculating the Closing Working Capital Estimate and shall be entitled to discuss the Closing Working Capital Estimate with the Partners prior to the Effective Time.

     (b) Closing Purchase Price Adjustments in respect of Closing Working Capital. (i) In the event that the Closing Working Capital Estimate exceeds $4,000,000 (the "Target Closing Working Capital"), the KTC Purchase Price shall be increased by an amount equal to such excess, which amount shall be divided among the Partners in proportion to the respective amounts to be received by each such Partner pursuant to Section 2.07 hereof, and (ii) in the event that the Closing Working Capital Estimate is less than the Target Closing Working Capital, the KTC Purchase Price shall be decreased by an amount equal to such deficit, which amount payable shall be divided among the Partners in proportion to the respective amounts to be received by each such Partner pursuant to
Section 2.07 hereof.

     (c) Statement of Working Capital. As soon as practicable, but in any event within 60 calendar days following the Effective Time, the Partners shall prepare and deliver to the Purchaser a statement of the Working Capital of KTC as of the Effective Time (including the balance sheet of KTC as of the Effective Time) (the "Statement of Working Capital"), together with an agreed upon procedures report thereon of Pricewaterhouse Coopers LLP, independent accountants for KTC ("KTC's Accountants"), stating that the Statement of Working Capital of KTC as of the Effective Time has been prepared in accordance with generally accepted accounting principles as applied by KTC ("KTC Accounting Policies") on a basis consistent with the preparation of the audited balance sheet of KTC as at December 31, 1997.

     (d) Cooperation. During the preparation of the Statement of Working Capital by the Partners and the period of any dispute referred to in Section 2.10(e), (i) employees of the Purchaser and the Purchaser's Accountants shall be entitled to review the work papers prepared by KTC's Accountants in connection with the Statement of Working Capital and shall be entitled to discuss the Statement of Working Capital with KTC's Accountants, in each case at mutually agreeable times as work progresses during the preparation of the Statement of Working Capital, and (ii) the Purchaser shall provide KTC's Accountants full access to the books, records, facilities and employees of KTC and shall cooperate fully with KTC's Accountants in the preparation of the Statement of Working Capital and in investigating the basis for any such dispute.

     (e)  Disputes.

          (i) Subject to Section 2.10(e)(ii), the Statement of Working Capital delivered by the Partners to the Purchaser and Purchaser's Accountants shall be final, binding and conclusive on the Partners and the Purchaser.

          (ii) The Purchaser may dispute any amounts reflected on the Statement of Working Capital, but only on the basis that the Statement of Working Capital does not present fairly the Working Capital of KTC as of the Effective Time in accordance with KTC Accounting Policies; provided, however, that the Purchaser shall notify the Partners in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 10 Business Days after receipt from the Partners of the Statement of Working Capital. In the event of such a dispute, the Purchaser and the Partners shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Purchaser and the Partners. If the Purchaser and the Partners are unable to reach a resolution with such effect within 10 calendar days of Purchaser's written notice of dispute to the Partners, the Purchaser and the Partners shall submit the items remaining in dispute for resolution to an independent accounting firm of national reputation mutually appointed by the Purchaser and the Partners (the "Independent Accounting Firm"), which shall, within 30 calendar days of such submission, determine and report to the Purchaser and the Partners upon such remaining disputed items and such report shall be final, binding and conclusive on the Purchaser and the Partners. The Purchaser shall bear such proportion of the fees and disbursements of the Independent Accounting Firm that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by the Purchaser (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted (with the Partners bearing the remainder of such fees and disbursements).

     (f) Certain Adjustments. The Statement of Working Capital shall be deemed final for the purposes of this Section 2.10 upon the earliest of (i) the failure of the Purchaser to notify the Partners of a dispute within 10 Business Days of the Partners' delivery of the Statement of Working Capital to the Purchaser, and (ii) the resolution of all disputes pursuant to Section 2.10(e). Within three Business Days of the Statement of Working Capital being deemed final:

          (i) in the event that the Working Capital of KTC set forth on the Statement of Working Capital is less than the Closing Working Capital Estimate, the Partners shall pay to the Purchaser, in immediately available funds, an aggregate amount equal to such deficiency, which amount payable shall be divided among the Partners in proportion to the respective amounts to be received by each such Partner pursuant to
     Section 2.07 hereof; or

          (ii) in the event that the Working Capital of KTC set forth on the Statement of Working Capital exceeds the Closing Working Capital Estimate, the Purchaser shall pay, or shall cause the Surviving Corporation to pay, to the Partners, in immediately available funds, an aggregate amount equal to such excess, which amount shall be divided among the Partners in proportion to the respective amounts to be received by each such Partner pursuant to Section 2.07 hereof.

     (g) Interest. Any payment required to be made by the Purchaser or the Partners pursuant to this Section 2.10 shall bear interest from the Effective Time through the date of payment at the rate announced from time to time by Bank of America as its prime rate, calculated from the Effective Time to the date of such payment.

     (h) Effect of Adjustments. All amounts paid by the Partners or the Purchaser pursuant to this Section 2.10 shall constitute adjustments to the consideration paid in the Merger.

     (i) Working Capital. For purposes of this Section 2.10, "Working Capital" means:

     (a) all accounts receivable (excluding trade/barter receivables) generated by KTC, less the allowance for doubtful accounts, reflected on the balance sheet of KTC as of the Effective Time; plus

     (b) the amount of inventory (exclusive of any amounts relating to programming or broadcast rights) reflected on the balance sheet of KTC as of the Effective Time; plus

     (c) the amount of other current assets (exclusive of any amounts relating to programming or broadcast rights) reflected on the balance sheet of KTC as of the Effective Time; minus

     (d) the amount of accounts payable (excluding trade/barter payables and amounts relating to programming or broadcast rights) and accrued equipment rentals of KTC reflected on the balance sheet of KTC as of the Effective Time; minus

     (e) the amount of accrued salary, payroll and wages and accrued vacation and sick pay reflected on the balance sheet of KTC as of the Effective Time; minus

     (f) the amount of any accrued accounting fees or expenses reflected on the balance sheet of KTC as of the Effective Time; minus

     (g) the amount of any other accrued current liabilities (exclusive of amounts relating to programming or broadcast rights) reflected on the balance sheet of KTC as of the Effective Time; minus

     (h) the amount of any accrued Taxes reflected on the balance sheet of KTC as of the Effective Time.


                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF KTC

      KTC hereby represents and warrants to the Purchaser as follows:

     SECTION 3.01. Organization of KTC. KTC is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Washington and has all necessary partnership power and authority to own, operate or lease the properties and assets now owned, operated or leased by KTC and has all necessary partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. KTC does not have any Subsidiaries.

     SECTION 3.02. Authorization, Execution and Delivery by KTC. The execution and delivery of this Agreement by KTC, the performance by KTC of its obligations hereunder and the consummation by KTC of the transactions contemplated hereby have been duly authorized by all requisite partnership action on the part of KTC. This Agreement has been duly executed and delivered by KTC, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of KTC enforceable against KTC in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 3.03. Partners; Partnership Interests. As of the date of this Agreement and as of the Closing, the sole partners of KTC are and shall be JSK as general partner and limited partner, GGK as limited partner and Robert E. Kelly as limited partner. The ownership interest in KTC of each Partner is as set forth in Section 3.03 of the KTC Disclosure Schedule.

     SECTION 3.04. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained and all filings and notifications listed in Section 3.05 of the KTC Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Purchaser or as described in Section 3.04 of the KTC Disclosure Schedule, the execution, delivery and performance of this Agreement by KTC do not and will not (a) violate or conflict with the KTC Partnership Agreement, (b) violate or conflict with any law, rule, regulation, order or judgment applicable to KTC or the Business or (c) result in any breach of, or constitute a default under, or give to others any rights of termination or amendment of, or result in the creation of any lien or other encumbrance on any of the assets or properties of KTC pursuant to, any contract, agreement or license relating to such assets or properties to which KTC is a party or by which any of such assets or properties is bound or affected, except as to contracts that are not Material Contracts.

     SECTION 3.05. Consents and Approvals. The execution and delivery of this Agreement by KTC do not, and the performance of this Agreement by KTC will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or third party (which is a counter-party to a Material Contract), except (a) as described in
Section 3.05 of the KTC Disclosure Schedule, (b) as may be required under the Communications Act (including in connection with the FCC Licenses relating to the Station), (c) the notification requirements of the HSR Act and (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

     SECTION 3.06. Financial Information. Section 3.06 of the KTC Disclosure Schedule contains (i) the audited balance sheets of KTC as of December 31, 1996 and 1997 and the related audited statements of income, cash flows and partners' equity of KTC for the years then ended and (ii) the unaudited balance sheet of KTC as of June 30, 1998 and the related unaudited statements of income, cash flows and partners' equity of KTC for the six months then ended. Such balance sheets and statements of income, cash flows and partners' equity fairly present the financial condition and results of operations of KTC as of such dates or for the periods covered thereby and were prepared in accordance with generally accepted accounting principles applied on a basis consistent with the past practices of KTC.

     SECTION 3.07. Absence of Undisclosed Liabilities. To the Partners' knowledge, there are no liabilities of KTC except liabilities (i) disclosed in the KTC Disclosure Schedule, (ii) as, and to the extent, reflected or reserved against in the audited balance sheet of KTC as of December 31, 1997 (the "Reference Balance Sheet"), (iii) with respect to the matters addressed in
Section 3.15 and Article VIII (which shall be governed solely by the terms of such Section 3.15 and Article VIII) and (iv) incurred in the ordinary course of business after the date of the Reference Balance Sheet.

     SECTION 3.08. Absence of Certain Changes or Events. (a) Since the date of the Reference Balance Sheet to the date of this Agreement, except as disclosed in Section 3.08 of the KTC Disclosure Schedule, the business of KTC has been conducted in the ordinary course and consistent with past practice and there has been no Material Adverse Effect.

     (b) Since the date of the Reference Balance Sheet and except as set forth in Section 3.08 of the KTC Disclosure Schedule or as contemplated by this Agreement, there has not been:

     (i) except for fair value in the ordinary course of business consistent with past practice, any sale, assignment, transfer, lease or other disposition of any of the fixed assets of KTC having an aggregate net book value exceeding $50,000;

     (ii) (A) any acquisition by KTC (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof or (B) any incurrence of any indebtedness for borrowed money, execution of capital leases or issuance of any debt securities or assumption, grant, guarantee or endorsements, or other accommodation or arrangement making KTC responsible for, the obligations of any person, or any loans or advances except in the ordinary course of business;

     (iii) any change in any method of accounting or accounting practice used by KTC, other than such changes required by generally accepted accounting principles;

     (iv) any acquisition or entering into of any new Program Contracts (as defined below) or any renewal, extension or amendment of any existing Program Contract, except for Program Contracts obligating KTC or the Station to make payments of less than $100,000 per contract per year;

     (v) any acquisition or entering into of any network affiliation agreements, local marketing agreements or joint operating agreements;

     (vi) any pledge, lien, security interest, mortgage, charge, adverse claim of ownership or use, or other encumbrance of any kind created on any properties or assets (whether tangible or intangible) of KTC having a value in excess of $50,000;

     (vii) any establishment of or increase in any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plans, or other increase in the compensation payable or to become payable to any officer or key employee of KTC in excess of 10% of the level for the prior year;

     (viii) any employment or severance agreement entered into with any of the employees of KTC;

     (ix) any issuance or sale of additional partnership or other equity interests in KTC to persons other than the Partners, or securities or other interests convertible into or exchangeable for such partnership or other equity interests, or issuance or granting of any options, warrants, calls, subscription rights or other rights of any kind to persons other than the Partners to acquire additional partnership interests or other equity interests or such securities or other interests;

     (x) any cancellation without fair consideration therefor of any debts owed to or claims held by KTC (including the settlement of any claims or litigation) or waived any right of significant value to KTC, other than in the ordinary course of business consistent with past practice;

     (xi) any acceleration of collection of notes or accounts receivable of significant value generated by KTC to a date prior to the date such collection would have occurred in the ordinary course of business consistent with past practice or any factoring of any receivable;

     (xii) any material delay in payment of any account payable or other liability of KTC beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

     (xiii) any preparation or filing of any Return inconsistent with past practice or, on any such Return, the taking of any position, the making of any election, or the adoption of any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods ending after the Effective Time or accelerating deductions to periods ending on or prior to the Effective Time);

     (xiv) any contract, agreement or transaction entered into between KTC and any of its affiliates, including the Partners; or

     (xv) any agreement to take any actions specified in this Section 3.08, except for this Agreement.

     SECTION 3.09. Absence of Litigation. Except as set forth in Section 3.09 of the KTC Disclosure Schedule, there are no claims, actions, proceedings or investigations pending against KTC or any of the assets or properties of KTC, before any court, arbitrator or administrative, governmental or regulatory authority or body. Except as set forth in Section 3.09 of the KTC Disclosure Schedule, KTC and its assets and properties are not subject to any order, writ, judgment, injunction, decree, determination or award. To the knowledge of the Partners, there are no claims or investigations threatened against KTC or any of the assets or properties of KTC. There is no action, suit or proceeding pending or, to the knowledge of the Partners, threatened which questions the legality of the transactions contemplated by this Agreement.

     SECTION 3.10. Compliance with Laws. KTC is not in material violation of any law, rule, regulation, order, judgment or decree applicable to KTC or by which any of its properties is bound or affected, except (i) as set forth in
Section 3.10 of the KTC Disclosure Schedule and (ii) for violations the existence of which could not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.11.  FCC Licenses and Reports and Records; Government Permits.
(a) KTC holds the licenses, permits and authorizations from the FCC required for the operation of the Business set forth in Section 3.11 of the KTC Disclosure Schedule (the "FCC Licenses"). The FCC Licenses together with the other governmental licenses, franchises, permits, privileges, immunities, approvals and other authorizations which are set forth in Section 3.11 of the KTC Disclosure Schedule (together with the FCC Licenses, the "Governmental Permits") constitute all of the licenses, permits, franchises, privileges, immunities, approvals and authorizations that are required for the business and operations of the KCPQ Station as presently conducted. The FCC Licenses are valid and in full force and effect through the dates set forth in Section 3.11 of the KTC Disclosure Schedule, unimpaired by any condition which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.11 of the KTC Disclosure Schedule, KTC has fulfilled and performed in all material respects its obligations under each of the Governmental Permits, and, to the knowledge of the Partners, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or material default under any such Governmental Permit. No written notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding sentence has been received by KTC or the Partners. Except as set forth in Section 3.11 of the KTC Disclosure Schedule, to the knowledge of the Partners, each of the Governmental Permits is valid, subsisting and in full force and effect and, subject to receipt of the necessary consents under the Communications Act, all such licenses material to the conduct of the Business will be in full force and effect at the Effective Time, in each case, without
(i) the occurrence of any breach, default or forfeiture of any material rights thereunder or (ii) the consent, approval or act of, or the making of any filing with, any governmental body or other party (other than the FCC as required by the Communications Act). Except as set forth in Section 3.11 of the KTC Disclosure Schedule or as a result of the execution and delivery of this Agreement or in connection with the transactions contemplated hereby, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses, and, except for actions or proceedings affecting television broadcast stations generally, no application, complaint, action or proceeding is pending or, to the knowledge of the Partners, threatened that may result in (i) the denial of an application for renewal, (ii) the revocation, modification, non-renewal or suspension of any of the FCC Licenses, (iii) the issuance of a cease-and-desist order, or (iv) the imposition of any administrative or judicial sanction with respect to the KCPQ Station. To the knowledge of the Partners, there are no facts, conditions or events relating to KTC or the KCPQ Station that could reasonably be expected to cause the FCC to deny the FCC consents and approvals required in connection with the transactions contemplated by this Agreement.

     (b) The Station is being operated in all material respects in accordance with the Communications Act, the rules and regulations thereunder. (i) All returns, reports and statements relating to the Station currently required to be filed by KTC with the FCC have been filed and when filed were correct and complete in all material respects, (ii) all material documents required by the applicable rules and regulations of the FCC to be placed in the public files of the Station by KTC have been placed and are being held in such files, (iii) all logs and business records of every type and nature relating to the business and operations of the Station that are required by the FCC to have been maintained by KTC, including without limitation, political and public files, operating logs, equipment performance measurements, licenses and other records pertaining to the operations of the Station, have been maintained in all material respects in accordance with the applicable rules and regulations of the FCC and are in the possession of KTC at the Station.

     (c) The operation of the Station does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the levels specified in Section 1.1301, et seq., of the FCC's rules or the FCC's OST/OET Bulletin No. 65, "Evaluating Compliance with FCC-Specified Guidelines for Human Exposure to Radio Frequency Radiation," and renewal of the FCC Licenses would not constitute a "major action" within the meaning of
Section 1.1301, et seq., of the FCC's rules.

     SECTION 3.12. Material Contracts. (a) Section 3.12 of the KTC Disclosure Schedule sets forth each of the following contracts and agreements of KTC (such contracts and agreements being "Material Contracts"):

     (i) network affiliation agreements, local marketing agreements, joint operating agreements and national and local advertising representation agreements for the Stations ("Operating Contracts") under the terms of which KTC may pay or receive consideration of more than $50,000 in the aggregate over the remaining term of the agreement;

     (ii) program licenses and contracts under which KTC is authorized to broadcast programs on the Stations ("Program Contracts") under the terms of which KTC may pay or receive consideration of more than $50,000 in the aggregate over the remaining term of the agreement;

     (iii)  talent contracts;

     (iv) contracts and agreements relating to indebtedness for borrowed money of KTC to any Person in excess of $50,000 in the aggregate;

     (v) other than time buying arrangements and barter agreements relating to the provision of air time in exchange for programming agreements, all contracts and agreements that require the expenditure of, or involve the receipt of, more than $250,000 in any 12-month period after the date hereof, other than those terminable without penalty on not more than 60 days' notice;

     (vi)  all real property leases;

     (vii) all agreements containing any provision or covenant prohibiting or limiting the ability of KBC to engage in any business activity or compete with any person;

     (viii) all contracts and agreements between KBC or either Station and any Affiliate of KBC;

     (ix)  any contract for the purchase or sale of real property;

     (x) any guarantee of the obligations of the Station's customers, suppliers or employees or of any partner or other affiliate of KTC;

     (xi) any barter agreement or other agreement with advertisers for broadcasting or commercial time on the Station in exchange for goods and services; and

     (xii) any other contract, agreement or instrument which is material to KTC or the Business.

     (b) KTC has provided or made available to the Purchaser or its advisors true and correct copies of all Material Contracts. Except as set forth in
Section 3.12 of the KTC Disclosure Schedule, each Material Contract is in full force and effect and is valid and enforceable against KTC and, to the knowledge of the Partners, each of the other parties thereto and KBC is not and, to the knowledge of the Partners, no other party thereto is in material breach of or default under any Material Contract.

     SECTION 3.13. Real Property. (a) Each parcel of real property, including, without limitation, those properties set forth on Sections 3.13(a) (which lists all owned properties, showing the record title holder, legal description and any indebtedness secured by a mortgage or other material lien thereon) and 3.13(b) (which lists all leased properties, showing rental amount, expiration date, renewal term and the location of the real property covered by the lease or agreement) of the KTC Disclosure Schedule, owned or leased by KTC is owned or leased, free and clear of all liens, security interests, claims and other charges and encumbrances, except: (a) as disclosed in Section 3.13 of the KTC Disclosure Schedule; (b) liens for Taxes and assessments not yet payable; (c) liens for Taxes, assessments and charges and other claims, the validity of which are being contested in good faith; (d) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which, individually and in the aggregate, do not materially impair the use of any such property; (e) inchoate mechanic's and materialmen's liens for construction in progress; and (f) workmen's, repairmen's, warehousemen's and carrier's liens arising in the ordinary course of the Business.

     (b) Neither the whole nor any material part of any real property owned by KTC nor, to the Partners' knowledge, any property leased by KTC, is subject to any pending suit for condemnation or other taking by any public authority and to the knowledge of the Partners, no such condemnation or other taking is threatened.

     SECTION 3.14. Employment Matters. (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA), maintained or contributed to by KTC, or with respect to which KTC could incur liability under Section 4069, 4212(c) or 4204 of ERISA (the "KTC Benefit Plans"), KTC has made available to the Purchaser or its advisors a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) the plan document and the most recent summary plan description, (iii) each trust agreement and (iv) the most recent determination letter, if any, issued by the IRS with respect to any KTC Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code.

     (b) With respect to the KTC Benefit Plans, no event has occurred and, to the knowledge of the Partners, there exists no condition or set of circumstances, in connection with which KTC could be subject to any liability under the terms of such KTC Benefit Plans, ERISA, the Code or any other applicable law which could reasonably be expected to have a Material Adverse Effect.

     (c) Except as set forth in Section 3.14(c) of the KTC Disclosure Schedule, KTC is not a party to any collective bargaining or other labor union contract. As of the date hereof, there is, to the knowledge of the Partners, no material labor strike, slowdown or work stoppage against KTC pending or, to the knowledge of the Partners, threatened in writing, which may interfere in any material respect with the business activities of KTC. As of the date hereof, there is no charge or complaint against KTC or by the National Labor Relations Board or any comparable state agency pending or, to the Partners' knowledge, threatened in writing, except where such charge or complaint could not reasonably be expected to have a Material Adverse Effect.

     (d)  The Partners have made available to the Purchaser or its advisors
(i) copies of all employment agreements with senior executive officers of KTC,
(ii) copies of all severance agreements, programs and policies of KTC with or relating to its employees and (iii) copies of all plans, programs, agreements and other arrangements of KTC with or relating to its employees which contain change in control provisions.

     (e) Except as set forth in Section 3.14(e) of the KTC Disclosure Schedule or as otherwise required by Law, no KTC Benefit Plan provides retiree medical or retiree life insurance benefits to any person payable after the Effective Time.

     (f) Except as set forth in Section 3.14(f) of the KTC Disclosure Schedule, KTC has complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

     (g) Section 3.14(g) of the KTC Disclosure Schedule contains (i) a list of all individuals employed by KTC as of August 12, 1998 and (ii) the then current rate of compensation provided by KTC to each such employee.

     SECTION 3.15. Taxes. Except as set forth in the audited financial statements of KTC (including the notes thereto) or on Schedule 3.15 of the KTC Disclosure Schedule:

     (a) (i) all Returns, required to be filed by or on behalf of KTC prior to the Effective Time have been or will be timely filed and such Returns as so filed are or will be complete and accurate and disclose all Taxes required to be paid for the period covered thereby and all Taxes shown to be due on such Returns have been timely paid; (ii) no extension of time in which to file any such Returns is in effect or has been requested; (iii) all Taxes which KTC is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or will be paid to the proper governmental body; (iv) there are no Tax liens (except for liens relating to current Taxes not yet due) on any property of KTC and no reasonable basis exists for any such liens; and (v) there are no outstanding agreements or waivers extending the statute of limitations with respect to the assessment of any Tax and no such agreements or waivers have been requested.

     (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

     (c) KTC (and any predecessor of KTC) is and at all times has been properly classified for United States federal, state and local income tax purposes as a partnership and not as an association taxable as a corporation.

     (d) With respect to any periods prior to the Effective Time, KTC will make a valid election described in Section 754 of the Code.

     SECTION 3.16. Personal Property. Section 3.16 of the KTC Disclosure Schedule contains a list as of June 30, 1998 of all machinery, equipment, vehicles, furniture and other personal property owned by KTC having an original cost of $10,000 or more.

     SECTION 3.17. Personal Property Leases. Section 3.17 of the KTC Disclosure Schedule contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the rental, the expiration date thereof and a brief description of the property covered), under which KTC is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party which is not terminable by KTC without penalty on 30 days' notice or less and which provides for annual rentals in excess of $10,000.

     SECTION 3.18. Intellectual Property. Section 3.18 of the KTC Disclosure Schedule contains a list of: (i) all trademarks, service marks, trade names and copyrights for which registrations have been issued to KTC or applications for registrations have been made by KTC and (ii) all licenses, agreements or other arrangements under which KTC has the right to use any trademark, service mark, trade name or copyright (other than such as are included in the Station Agreements), in each case used in the operations of the Business as currently conducted. KTC does not own, and has not applied for, any patents. To the knowledge of the Partners, no proceedings have been instituted, are pending or are threatened which challenge the validity of the ownership or use by KTC of any trademarks, trade names, copyrights or patents. Except as set forth in
Section 3.18 of the KTC Disclosure Schedule, KTC has not licensed anyone to use any trademarks, trade names or copyrights of KTC. Except as set forth in
Section 3.18 of the KTC Disclosure Schedule, and other than as are included in the Station Agreements, KTC owns, or has the royalty-free right to use, all trademarks, service marks, trade names, copyrights or patents used in and material to the operation of the Business as currently conducted. Except as set forth in Section 3.18 of the KTC Disclosure Schedule and to the knowledge of the Partners, no trademark, service mark, trade name or copyright listed in
Section 3.18 of the KTC Disclosure Schedule is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by KTC or restricting the licensing thereof by KTC to any person.

     SECTION 3.19. Title to Assets. Except as set forth in Section 3.19 of the KTC Disclosure Schedule, KTC has good and marketable title to all of the assets (other than real property) reflected on the Reference Balance Sheet as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the date of the Reference Balance Sheet in the ordinary course of business consistent with past practice), free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind ("Encumbrances"), except for (i) liens for Taxes, assessments or other governmental charges which are not yet due and payable and (ii) easements, servitudes, rights-of-way, covenants, consents, conditions, reservations, encroachments, minor defects or irregularities in title, variations and other restrictions affecting the use of any real property or leased real property, which in the aggregate do not materially impair the use of such real property for the purposes for which it is or may reasonably be expected to be held ("Permitted Encumbrances").

     SECTION 3.20. Accounts Receivable. All accounts receivable of KTC have arisen from bona fide transactions by KTC in the ordinary course of business and, to the knowledge of the Partners, constitute only valid claims which are not subject to counterclaims or setoffs.

     SECTION 3.21. Insurance. KTC maintains in respect of the Station and the Business policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are in the judgment of KTC prudent for the Business. All such policies are currently in full force and effect and KTC shall keep such insurance policies or comparable insurance policies in full force and effect through the Effective Time.

     SECTION 3.22.  Environmental Protection.  (a) Except as set forth in
Section 3.22 of the KTC Disclosure Schedule, to the knowledge of the Partners, neither KTC, the Station or the Business nor any of the present properties, assets or operations relating thereto are subject to any written order from or written agreement with any governmental body or private party respecting (i) any environmental, health or safety Requirements of Law, (ii) any Remedial Action or (iii) any liabilities and costs arising from the Release or threatened Release of a Contaminant into the environment.

     (b) Except as set forth in Section 3.22 of the KTC Disclosure Schedule, there is not now, nor has there ever been on or in any property of KTC or, to the knowledge of the Partners, the past properties of KTC:

     (i)  any Release of any Contaminant on, in, under or from such properties;

     (ii)  any underground storage tanks or surface impoundments;

     (iii)  any asbestos containing material; or

     (iv) any polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers or other equipment.

     (c) Except as set forth in Section 3.22 of the KTC Disclosure Schedule, KTC has not received in respect of the Station or the Business any written notice or written claim to the effect that it is or may be liable to any person as a result of the Release or threatened Release of a Contaminant into the environment.

     (d) Except as set forth in Section 3.22 of the KTC Disclosure Schedule, to the knowledge of Partners, none of the properties of KTC or present or past operations of the Station is the subject of any investigation by any governmental body evaluating whether any Remedial Action is needed to respond to a Release or threatened Release of a Contaminant into the environment.

     SECTION 3.23. Availability of Assets. The assets owned or leased by KTC constitute all the assets used in the Business as currently conducted and are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and serviceable condition and are generally suitable for the uses for which intended.

     SECTION 3.24. Business of KTC. Except as set forth in Section 3.24 of the KTC Disclosure Schedule, KTC has not, and between the date hereof and the Effective Time will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities other than relating to the operation of the Station.

     SECTION 3.25. Brokers. Except for Merrill Lynch & Co. ("Merrill Lynch"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of KTC or any Partner. The Partners are solely responsible for the fees and expenses of Merrill Lynch.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PARTNERS

     Each Partner, severally and not jointly, represents and warrants to the Purchaser as follows:

     SECTION 4.01. Incorporation of such Partner; Authorization, Execution and Delivery by Such Partner. In the case of JSK and GGK, such Partner is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. In the case of JSK and GGK, the execution and delivery of this Agreement by such Partner, the performance by such Partner of its obligations hereunder and the consummation by such Partner of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of such Partner. This Agreement has been duly executed and delivered by such Partner, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of such Partner enforceable against such Partner in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 4.02. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained and all filings and notifications listed in Section 3.05 of the KTC Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Purchaser or as described in Section 3.04 of the KTC Disclosure Schedule, the execution, delivery and performance of this Agreement by such Partner do not and will not (a) violate or conflict with the organizational documents of such Partner (in the case of JSK and GGK),
(b) violate or conflict with any law, rule, regulation, order or judgment applicable to such Partner, except as could not reasonably be expected to have a Material Adverse Effect on the ability of such Partner to consummate the transactions contemplated by this Agreement or (c) result in any breach of, or constitute a default under, or give to others any rights of termination or amendment of, or result in the creation of any lien or other encumbrance on such Partner's general or limited partnership interests in KTC pursuant to, any contract, agreement or license relating to such assets or properties to which such Partner is a party or by which any of such KTC Partnership Interests are bound or affected.

     SECTION 4.03. Consents and Approvals. The execution and delivery of this Agreement by such Partner do not, and the performance of this Agreement by such Partner will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or third party, except (a) as described in Section 3.05 of the KTC Disclosure Schedule, (b) as may be required under the Communications Act (including in connection with the FCC Licenses relating to the Stations), (c) the notification requirements of the HSR Act and (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

     SECTION 4.04. Title to Partnership Interests. Such Partner is the lawful owner of the partnership interests in KTC described as being owned by such Partner in Section 3.03 of the KTC Disclosure Schedule, free and clear of all Encumbrances, except as set forth in Section 4.04 of the KTC Disclosure Schedule.


                                    ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                          THE PURCHASER AND MERGER SUB

     The Purchaser and Merger Sub hereby jointly and severally represent and warrant to KTC and the Partners as follows:

     SECTION 5.01. Incorporation of the Purchaser and Merger Sub. Each of the Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

     SECTION 5.02. Authorization, Execution and Delivery by the Purchaser and Merger Sub. The execution and delivery of this Agreement by each of the Purchaser and Merger Sub, the performance by each of the Purchaser and Merger Sub of its obligations hereunder and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser and Merger Sub. No vote of the holders of any class or series of capital stock of the Purchaser is necessary to approve any of the transactions contemplated hereby. The affirmative vote of the Purchaser is the only vote of the holders of any class or series of Merger Sub capital stock necessary to approve any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Purchaser and Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of each of the Purchaser and Merger Sub enforceable against each of the Purchaser and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 5.03. No Conflict. Except as may result from any facts or circumstances relating solely to the Partners or KTC, the execution, delivery and performance of this Agreement by each of the Purchaser and Merger Sub do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or other similar organizational documents) of either the Purchaser or Merger Sub, (b) violate or conflict with any law, rule, regulation, order or judgment applicable to either the Purchaser or Merger Sub (including, without limitation, any FCC rule or regulation with respect to multiple or cross-ownership of media properties) or (c) result in any breach of, or constitute a default under, or give to others any rights of termination or amendment of, or result in the creation of any lien or other encumbrance on any of the assets or properties of the Purchaser or Merger Sub pursuant to, any material contract, agreement or license relating to such assets or properties to which the Purchaser or Merger Sub or any of their subsidiaries is a party or by which any of such assets or properties is bound or affected.

     SECTION 5.04. Consents and Approvals. The execution and delivery of this Agreement by the Purchaser and Merger Sub do not, and the performance of this Agreement by the Purchaser and Merger Sub will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority, except (a) as described in a writing delivered to KTC and the Partners by the Purchaser on the date hereof, (b) as may be required under the Communications Act (including in connection with the FCC Licenses relating to the Stations), (c) the notification requirements of the HSR Act, (d) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Purchaser or Merger Sub from performing any of its material obligations under this Agreement and (e) as may be necessary as a result of any facts or circumstances relating solely to the Partners or KTC.

     SECTION 5.05. Absence of Litigation. There are no claims, actions, proceedings or investigations pending against the Purchaser or Merger Sub or any of their Subsidiaries before any court, arbitrator or administrative, governmental or regulatory authority or body that seek to delay or prevent the consummation of the transactions contemplated hereby or that could reasonably be expected to materially and adversely affect or restrict the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby.

     SECTION 5.06. Financing. The Purchaser, at the Effective Time, will have all funds necessary to consummate the transactions contemplated by this Agreement.

     SECTION 5.07. Ownership of Merger Sub; No Prior Activities. The Purchaser owns all of the outstanding capital stock of Merger Sub. Merger Sub was formed by the Purchaser solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and this Agreement and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 5.08. Qualification of Purchaser. The Purchaser is, and as of the Effective Time will be, legally, technically, financially and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire and operate the Station. There are no facts or proceedings that could reasonably be expected to disqualify the Purchaser under the Communications Act or otherwise from acquiring or operating the Station or that could reasonably be expected to cause the FCC not to grant the approvals required in connection with the transactions contemplated by this Agreement. Except as set forth in Section 5.08 of the Purchaser Disclosure Schedule, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications to be filed with the FCC in connection with the transactions contemplated by this Agreement, nor will processing pursuant to any exception to any rule of general applicability be requested or required in connection with the transactions contemplated by this Agreement.

     SECTION 5.09. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                  ARTICLE VI

                            ADDITIONAL AGREEMENTS

     SECTION 6.01. Conduct of Business Prior to the Effective Time. (a) Unless the Purchaser otherwise agrees in writing and except as otherwise set forth herein or in Section 6.01 of the KTC Disclosure Schedule, between the date of this Agreement and the Effective Time, KTC shall:

     (i) conduct the Business only in the ordinary course consistent with past practice and keep and maintain the assets of KTC in good operating condition (wear and tear in ordinary usage excepted);

     (ii) use its reasonable best efforts to preserve substantially intact the business organization of the Business;

     (iii) use its reasonable best efforts to keep available to the Purchaser the services of the present officers and key employees of KTC;

     (iv) maintain the validity of the FCC Licenses and to comply in all material respects with the requirements of the FCC Licenses and the rules and regulations of the FCC. KTC shall timely file with the FCC all license renewal applications with respect to the Station as they become due and all applications shall be true, complete and correct;

     (v) use its reasonable best efforts to maintain in full force and effect KTC's current network affiliation agreements for the Station; and

     (vi) use its reasonable best efforts to preserve the current relationships of KTC with its respective customers, suppliers, distributors and other persons with which KTC has significant business relationships.

     (b) Except as expressly provided in this Agreement or Section 6.01 of the KTC Disclosure Schedule, between the date of this Agreement and the Effective Time, KTC will not do any of the following without the prior written consent of the Purchaser:

     (i) except for fair value in the ordinary course of business, sell, assign, transfer, lease or otherwise dispose of any fixed assets of KTC having a net book value exceeding $50,000 in the aggregate;

     (ii) (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or (B) incur any indebtedness for borrowed money, execute any capital lease or issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make loans or advances;

     (iii) change any method of accounting or accounting practice used by KTC, other than such changes as are required by generally accepted accounting principles;

     (iv) acquire or enter into any new Program Contracts or renew, extend or amend any existing Program Contract, except for Program Contracts obligating KTC or the Station to make payments of less than $100,000 per contract per year;

     (v) acquire or enter into any network affiliation agreements, local marketing agreements or joint operating agreements;

     (vi) except in the ordinary course of business, grant any pledge, lien, security interest, mortgage, charge, adverse claim of ownership or use, or other encumbrance of any kind on any properties or assets (whether tangible or intangible) of KTC (other than Permitted Encumbrances);

     (vii) establish or increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or otherwise increase the compensation payable or to become payable to any officers or key employees of KTC, except, in any case described above, in the ordinary course of business consistent with past practice or as may be required by law;

     (viii) enter into any collective bargaining agreements or any employment or severance agreement with any of the employees of KTC;

     (ix) issue or sell any additional partnership or other equity interests in KTC, or securities or other interests convertible into or exchangeable for such partnership or other equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional partnership or other equity interests or such securities or other interests; or

     (x) cancel or agree to cancel without fair consideration therefor any debts owed to or claims held by KTC (including the settlement of any claims or litigation), other than in the ordinary course of business consistent with past practice;

     (xi) accelerate collection of any material notes or accounts receivable generated by KTC to a date prior to the date such collection would have occurred in the ordinary course of business consistent with past practice;

     (xii) delay payment of any material account payable or other liability of KTC beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

     (xiii) prepare or file any Return inconsistent with past practice or, on any such Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods ending after the Effective Time or accelerating deductions to periods ending on or prior to the Effective
     Time);

     (xiv) enter into any contract, agreement or transaction with any affiliate of KTC, including the Partners; or

     (xv)  enter into an agreement to do any of the foregoing.

     SECTION 6.02. Access to Information. (a) From the date hereof until theEffective Time, upon reasonable notice, KTC and the Partners shall, and shall cause the officers, directors, employees, auditors and agents of KTC and the Partners to, (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of KTC and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and business of KTC as the Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of KTC or the Partners or any of their respective affiliates.

     (b) In order to facilitate the resolution of any claims made against or incurred by any of the Partners prior to the Effective Time, for a period of seven years after the Effective Time, the Purchaser shall or shall cause any transferee of KTC or the Station to agree to (i) retain the books and records of KTC relating to periods prior to the Effective Time and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Partners reasonable access (including the right to make, at the expense of the Partners, photocopies), during normal business hours, to such books and records.

     SECTION 6.03. Confidentiality. The terms of the letter agreement dated as of June 12, 1998 (the "Confidentiality Agreement") between KTC and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Effective Time, at which time such Confidentiality Agreement and the obligations of the Purchaser under this
Section 6.03 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the information provided to Purchaser by KTC or the Partners exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Effective Time, the Confidentiality Agreement shall continue in full force and effect.

     SECTION 6.04.  Regulatory Consents and Approvals; Third Party Consents.
(a) As promptly as practicable and no later than five Business Days after the date hereof, JSK, KTC and the Purchaser shall jointly file applications for the Station with the FCC requesting its consent to the transfer of control of the FCC licensee for such Station from JSK to the Purchaser. JSK, KTC and the Purchaser will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to obtain promptly the requested consents and approvals of such applications by the FCC; provided, however, that none of the parties hereto shall have any obligation to take any unreasonable steps to satisfy complainants, if any, or to participate in any evidentiary hearing or to divest any asset unless the ownership of such asset in combination with ownership of the Station would violate the rules, regulations or policies of the FCC. All filing fees payable to the FCC relating to the transfer applications shall be shared equally by the Partners and the Purchaser.

     (b) As promptly as practicable and no later than 20 days after the date hereof, each of KTC and the Purchaser shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and shall supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.

     (c) Each of KTC, the Indemnifying Partners and the Purchaser shall use its reasonable efforts to obtain all other consents and approvals of all other federal, state and local regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such other consents and approvals. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any such required approvals.

     (d) Each of KTC and the Purchaser shall use its reasonable efforts to obtain all other consents required of third persons to consummate the transactions contemplated by this Agreement, including, without limitation, the consent of (i) the agent and, if necessary, requisite financial institutions, with respect to the release of KTC under the Credit Agreements and (ii) Fox Broadcasting Company ("Fox") in connection with the Station Affiliation Agreement (the "Fox Affiliation Agreement") dated July 30, 1997 (executed on May 20, 1998) between KTC and Fox.

     (e) KTC shall diligently prosecute all applications for renewal of any of the FCC Licenses, furnish all information required by the FCC in connection therewith, attend all hearings scheduled to consider such applications, promptly provide the Purchaser with copies of all documents filed or received by it in connection therewith, and otherwise keep the Purchaser fully informed with respect thereto.

     SECTION 6.05. Investigation. In connection with the Purchaser's investigation of KTC and the Business, the Purchaser has received from KTC and the Partners certain projections and other forecasts, plans and budgets for KTC which were prepared in good faith based on assumptions believed by them at the time to be reasonable in the context of preparing such estimates. KTC and the Partners make no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 6.05, or any other representation or warranty with respect to the business, operations, assets, liabilities or financial condition of KTC other than as specifically set forth in this Agreement.

     SECTION 6.06. Change of Name of Business. From and after the Effective Time, no part of the Business may be conducted using the name "Kelly Television Co." or any other name that includes, refers to, or suggests the Kelly family name. None of the Purchaser, Merger Sub or the Surviving Corporation or any of their respective affiliates shall use any signs, stationery, packaging, advertising or promotional materials or like materials or supplies that state or otherwise indicate thereon that the Business after the Effective Time is affiliated with any of Jon S. Kelly, Gregory G. Kelly or Robert E. Kelly or any business owned or operated by any of them.

     SECTION 6.07. Interim Financial Statements. KTC shall promptly deliver to the Purchaser copies of any monthly, quarterly or annual financial statements of KTC that may be prepared by it during the ordinary course of business on a basis consistent with that used in the preparation of the unaudited financial statement of KTC as of June 30, 1998 during the period from the date hereof through the Effective Time.

     SECTION 6.08. Funds Necessary to Pay the KTC Purchase Price. The Purchaser shall obtain all funds necessary to pay the KTC Purchase Price at the Effective Time.

     SECTION 6.09. Further Action. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.


                                  ARTICLE VII

                               EMPLOYEE MATTERS

     SECTION 7.01. Continuation of Benefits. Subject to Section 7.03, the Purchaser shall permit those of its employees who were employed by KTC immediately prior to the Effective Time to participate in the Purchaser's employee benefit plans on the same basis as similarly situated employees of the Purchaser, Tribune, WGNX Inc. or an affiliate thereof pursuant to the WGNX Assignment. The Purchaser agrees to provide to any such employees whose employment is governed by the terms of a collective bargaining agreement or employment agreement, such health, welfare and other employee benefits as are required by the terms of such agreement.

     SECTION 7.02. Service Credit. To the extent that service is relevant for eligibility and vesting (and, solely for purposes of holidays, sick days, vacation benefits, benefit accruals) under any retirement plan, employee benefit plan, program or arrangement established or maintained by the Purchaser or any of its Subsidiaries for the benefit of the employees of KTC, such plan, program or arrangement shall credit such employees for service on or prior to the Effective Time with KTC or any affiliate or predecessor thereof. In addition, the Purchaser shall waive limitations on benefits relating to any pre-existing conditions and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees and their dependents under the medical and dental plans in which they participate in the calendar year in which the Merger occurs.

     SECTION 7.03. Subsequent Purchaser. In the event that the Purchaser or any of its affiliates sells or otherwise transfers to a subsequent purchaser any or all of the equity interest in, or assets of, KTC, the Purchaser shall cause such subsequent purchaser to agree in writing to honor the covenants set forth in this Article VII as if such subsequent purchaser were the Purchaser hereunder.


                                  ARTICLE VIII

                                  TAX MATTERS

     SECTION 8.01. General. For purposes of this Article VIII, the term "Income Taxes" shall mean all Taxes in the nature of income taxes imposed by the United States federal, state or local governmental authority, and the term "Non-Income Taxes" shall mean all Taxes other than Income Taxes.

     SECTION 8.02. Allocation of Tax Liabilities; Tax Indemnities. (a) The Partners shall be responsible for all Taxes imposed on KTC with respect to any taxable period that ends at or before the Effective Time, and in the case of any taxable period that includes the Effective Time but does not end at the Effective Time (a "Straddle Period"), the Partners shall be responsible for the Taxes allocable to the portion of the taxable period that ends at the Effective Time, as determined in (d) below.

     (b) JSK and GGK (collectively, the "Indemnifying Partners") jointly and severally agree to indemnify the Purchaser against all Taxes imposed on KTC with respect to any taxable period that ends at or before the Effective Time or, in the case of any Straddle Period, the Taxes allocable to the portion of the taxable period that ends at the Effective Time, as determined in (d) below, in excess of the amount of Taxes taken into account in the Statement of Working Capital.

     (c)  Payment by the Indemnifying Partners of any amount due under this
Section 8.02 shall be made within ten days following written notice by the Purchaser that payment of such amounts to the appropriate tax authority is due, provided that the Partners shall not be required to make any payment earlier than two days before it is due to the appropriate tax authority. If the Partners receive an assessment or other notice of Tax due with respect to KTC for any period ending at or before the Effective Time for which the Partners are not responsible, in whole or in part, pursuant to this Section 8.02 because all or a part of such Tax does not exceed the amount taken into account in the Statement of Working Capital, and the Partners pay such Tax, then the Purchaser shall pay to the Partners, in accordance with the first sentence of this
Section 8.02(c), the amount of such Tax for which the Partners are not responsible. In the case of a Tax that is contested in accordance with the provisions of Section 8.04, payment of the Tax to the appropriate tax authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate taxing authority or a court.

     (d) For purposes of this Agreement, in the case of any Tax that is payable for a Straddle Period, the portion of such Tax payable for the period ending at the Effective Time shall be:

     (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 8.05), deemed equal to the amount which would be payable if the taxable year ended at the Effective Time (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes); and

     (ii) in the case of Taxes not described in subparagraph (i) that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending at the Effective Time and the denominator of which is the number of calendar days in the entire period.

     SECTION 8.03. Tax Returns. (a) The Partners shall prepare, or cause to be prepared, all Income Tax Returns required to be filed with respect to the short taxable year of KTC ending at the Effective Time.

     (b) With respect to Non-Income Taxes, the Partners shall prepare and file or otherwise furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner all such Returns relating to KTC that are due on or before or relate to any taxable period ending at or before, the Effective Time (and the Purchaser shall do the same for any other Returns). Returns of KTC not yet filed for any taxable period that begins before the Effective Time shall be prepared, and each item thereon treated, in a manner consistent with past practices employed with respect to KTC (except to the extent counsel for the Purchaser, the Partners or KTC determines there is no reasonable basis in law therefor or determines that a Return cannot be so prepared and filed or an item so reported without being subject to penalties). With respect to any Return required to be filed by the Purchaser or Partners with respect to KTC and as to which an amount of Tax is allocable to the other party under Section 8.02(d), the filing party shall provide the other party and its authorized representatives with a copy of such completed Return and a statement certifying the amount of Tax shown on such Return that is allocable to such other party pursuant to Section 8.02(d), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Return, and such other party and its authorized representatives shall have the right to review and comment on such Return and statement prior the filing of such Return.

     SECTION 8.04. Refunds and Tax Benefits. (a) The Purchaser shall promptly pay to the Partners any refund or credit (including any interest paid or credited with respect thereto) received by the Purchaser or KTC of Taxes (i) relating to taxable periods or portions thereof ending at or before the Effective Time or (ii) attributable to an amount paid by the Partners under
Section 8.02 hereof. The Purchaser shall, if the Partners so request and at the Partners' expense, cause the relevant entity to file for and obtain any refund to which the Partner is entitled under this Section 8.04. The Purchaser shall permit the Partners to control (at the Partners' expense) the prosecution of any such refund claimed, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as the Partners shall designate to represent such entity with respect to such refund claimed. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 8.04(a) is subsequently reduced or disallowed, the Partners shall indemnify and hold harmless the payor for any Tax liability, including interest and penalties, assessed against such payor by reason of the reduction or disallowance. In no event shall the Purchaser or the Partners be entitled to a refund or credit for any item reflected in the working capital adjustment made pursuant to Section 2.10(f).

     (b) Any amount otherwise payable by the Partners under Section 8.02 shall be reduced by any Tax benefit to the Purchaser or KTC for a period or portion thereof beginning after the Effective Time (a "Post-Effective Time Tax Benefit") that arose in connection with any underlying adjustment resulting in the obligation of the Purchaser or KTC to pay Taxes for which the Partners are responsible under Section 8.02 (such as a timing adjustment resulting in a Tax deduction for KTC for a period after the Effective Time) or the payment of such Taxes. If a payment is made by the Partners in accordance with Section 8.02, and if in a subsequent taxable year a Post-Effective Time Tax Benefit is realized by the Purchaser or KTC (that was not previously taken into account pursuant to the preceding sentence to reduce an amount otherwise payable by the Partners under Section 8.02), the Purchaser or KTC shall pay to the Partners at the time of such realization the amount of such Post-Effective Time Tax Benefit to the extent that the Post-Effective Time Tax Benefit would have resulted in a reduction in the amount paid by the Partners under Section 8.02 if the Post-Effective Time Tax Benefit had been obtained in the year of such payment. The Partners shall pay to the Purchaser the amount of any Tax benefit to the Partners or KTC for a period or portion thereof ending on or before the Effective Time (a "Pre-Effective Time Tax Benefit") that arises in connection with any underlying adjustment resulting in an increase in the Tax liability for the Purchaser or KTC for any period or portion thereof beginning after the Effective Time at the time such Pre-Effective Time Tax Benefit is realized. A Post-Effective Time Tax Benefit or Pre-Effective Time Tax Benefit will be considered to be realized for purposes of this Section 8.04 at the time that it is reflected on a Tax Return of the Partners, the Purchaser or KTC.

     SECTION 8.05. Contests. (a) After the Effective Time, the Purchaser shall promptly notify the Partners and the Partners shall promptly notify the Purchaser in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Partners, the Purchaser or KTC which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification under Section 8.02. Such notice shall contain factual information (to the extent known to the Partners, the Purchaser or KTC) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the Purchaser fails to give the Partners prompt notice of an asserted Tax liability as required by this Section 8.05, then (i) if the Partners are precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, then the Partners shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, and (ii) if the Partners are not so precluded from contesting but such failure to give prompt notice results in a detriment to the Partners, then any amount which the Partners are otherwise required to pay the Purchaser pursuant to Section 8.02 with respect to such liability shall be reduced by the amount of such detriment.

     (b) The Partners shall control in their sole and absolute discretion, and the Purchaser and KTC shall cooperate with the Partners with respect to, any audit, controversy or administrative or judicial proceeding relating to Income Tax Returns of KTC or the Partners for any taxable period ending at or before the Effective Time; provided, however, that the Partners shall have no rights to represent KTC's interest in any audit or proceeding unless the Partners shall have agreed in writing with the Purchaser that the Partners shall be liable for any Taxes that result from such audit or proceeding.

     (c) The Partners may elect to control, any audit, claim for refund and administrative or judicial proceeding involving any asserted Non-Income Tax liability with respect to which indemnity may be sought under Section 8.02 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest"). If the Partners elect to direct a Contest, they shall within 30 calendar days of receipt of the notice of asserted Tax liability notify the Purchaser of their intent to do so, and the Purchaser shall cooperate and shall cause KTC or its successor to cooperate, at the expense of the Partners, in each phase of such Contest; provided, however, that the Partners shall have no rights to represent KTC's interest in any such audit or proceeding unless the Partners shall have agreed in writing with the Purchaser that the Partners shall be liable for any Taxes that result from such audit or proceeding. If the Partners elect not to control the Contest, fail to notify the Purchaser of their election as herein provided or contest their obligation to indemnify under Section 8.02, the Purchaser or KTC may pay, compromise or contest, at its own expense, such asserted liability. However, in such case, neither the Purchaser nor KTC may settle or compromise any asserted liability over the objection of the Partners; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Partners may participate, at their own expense, in the Contest. If the Partners choose to direct the Contest, the Purchaser shall promptly empower and shall cause KTC or its successor promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of the Partners as it may designate to represent the Purchaser or KTC or its successor in the Contest insofar as the Contest involves an asserted Tax liability for which the Partners would be liable under Section 8.02.

     SECTION 8.06. Conveyance Taxes. One-half of all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred or payable by the Partners or KTC in connection with this Agreement (including any real property transfer tax and any similar Tax, whether or not based on income) shall be borne and paid by the Purchaser, and the Purchaser shall, at the Purchaser's expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees. If required by applicable law, the Purchaser will, and will cause any entities Purchaser controls, join in the execution of such Tax Returns and other documentation.

     SECTION 8.07. Cooperation on Tax Matters. Each of the Partners and Purchaser shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation and filing of any Tax return, statement, report or form, any audit, litigation or other proceeding with respect to Taxes. As provided in Section 6.02(b), such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     SECTION 8.08. Allocation of KTC Purchase Price. (a) Within 60 days prior to the Closing, the Purchaser shall provide the Partners with a proposed allocation of the KTC Purchase Price among the assets of KTC. Within 30 days prior to the Closing, the Partners shall provide the Purchaser with written notification whether they agree with such allocation, and, if the Partners do not agree with such allocation, shall provide the Purchaser with a proposed allocation. If the parties are unable to agree on an allocation of the KTC Purchase Price, the allocation shall be determined by an independent appraiser, which can be a nationally recognized accounting firm, that shall determine the allocation of the KTC Purchase Price, and such allocation shall be binding on the parties. The cost of any such independent appraisal shall be borne equally by the Purchaser, on the one hand, and the Partners, on the other hand. The final allocation as determined under this Section 8.08 shall be referred to as the "Allocation."

     (b) The Purchaser and the Partners agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including filing Form 8594) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for all Tax and accounting purposes.

     (c) Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594 which shall be identical in all respects to the Allocation except as may be manifestly required to take into account changes in the types or values of the assets of KTC occurring subsequent to the date of the Agreement and on or prior to the Effective Time.

     SECTION 8.09. Miscellaneous. (a) The parties agree to treat all payments made under this Article VIII or Article X as adjustments to the KTC Purchase Price for Tax purposes.

     (b) Except as expressly provided otherwise and except for the representations contained in Section 3.15 of this Agreement, this Article VIII shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

     (c) For purposes of this Article VIII, all references to the Purchaser, the Partners and KTC include successors thereto.


                                  ARTICLE IX

                          CONDITIONS TO THE MERGER

     SECTION 9.01. Conditions to Obligations of KTC and the Partners. The obligations of KTC and the Partners to consummate the Merger shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of each of the following conditions:

     (a) Representations and Warranties; Covenants. The representations and warranties of the Purchaser and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time (except where the failure to be so true and correct would not have a material adverse effect on the ability of the Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement), other than such representations and warranties as are made as of another date, and all covenants contained in this Agreement to be complied with by the Purchaser and Merger Sub on or before the Effective Time shall have been complied with in all material respects, and the Partners shall have received a certificate of the Purchaser and Merger Sub to such effect, in each case signed by a duly authorized officer thereof;

     (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or shall have been terminated;

     (c) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their best efforts to have any such order or injunction vacated;

     (d) FCC Order. The FCC shall have issued the FCC Order and any condition or action required to be satisfied or taken to legally effect the Merger in compliance with the FCC Order (as hereinafter defined) shall have been so satisfied or taken (provided, that in no event shall the foregoing require the satisfaction of any condition or the taking of any action that could under the terms of the FCC Order be so satisfied or taken subsequent to consummation of the Merger);

     (e) Opinion of Counsel for the Purchaser and Merger Sub. KTC shall have received from Wiley, Rein & Fielding or other counsel reasonably satisfactory to the Partners an opinion dated as of the Effective Time, in form and substance reasonably satisfactory to KTC, to the effect set forth in Exhibit 9.01; and

     (f) Consents under Credit Agreements. All necessary consents required under the Credit Agreements for the consummation of the transactions contemplated by this Agreement shall have been obtained.

     SECTION 9.02. Conditions to Obligations of the Purchaser and Merger Sub. The obligations of the Purchaser and Merger Sub to consummate the Merger shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of each of the following conditions:

     (a) Representations and Warranties; Covenants. The representations and warranties of KTC and the Partners contained in this Agreement shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time (except where the failure to be so true and correct would not have a Material Adverse Effect or a material adverse effect on the ability of KTC to consummate the transactions contemplated by this Agreement), other than such representations and warranties as are made as of another date, and all covenants contained in this Agreement to be complied with by KTC and the Partners on or before the Effective Time shall have been complied with in all material respects, and the Purchaser shall have received a certificate of each of the Partners to such effect, in each case signed by a duly authorized officer thereof;

     (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or shall have been terminated;

     (c) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their best efforts to have any such order or injunction vacated;

     (d) FCC Order. The FCC shall have issued the FCC Order and any condition or action required to be satisfied or taken to legally effect the Merger in compliance with the FCC Order shall have been so satisfied or taken

     (provided, that in no event shall the foregoing require the satisfaction of any condition or the taking of any action that could under the terms of the FCC Order be so satisfied or taken subsequent to consummation of the Merger); provided, that in the event that a petition to deny or other material objection has been filed with the FCC with respect to the application for transfer of control of the FCC Licenses to Purchaser, Tribune, WGNX Inc. or an affiliate thereof pursuant to the WGNX Assignment and there exists a significant risk that the FCC Order will not become Final, the FCC Order shall have become a Final Order. As used in this Agreement, the term "FCC Order" means an order or decision of the FCC that grants, without material adverse condition, all consents or approvals required under the Communications Act for the transfer of control of all FCC Licenses held by KTC to the Purchaser, Tribune, WGNX Inc. or an affiliate thereof and the consummation of the Merger and the other transactions contemplated by this Agreement. For purposes of this Agreement, the term "Final Order" shall mean that action shall have been taken by the FCC (including action duly taken by the FCC's staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any sua sponte action by the FCC shall have expired or otherwise terminated. The following shall be deemed not to be material adverse conditions for purposes of the definition of FCC
     Order: (i) a condition by the FCC that the Closing not occur until the grant of applications for renewal of the FCC License for the KCPQ Station or (ii) a condition by the FCC that the Purchaser or any affiliate of the Purchaser divest itself of any media property at the Closing or at any future date if ownership of which, in combination with the ownership of the Station, violates the rules, regulations or policies of the FCC. For purposes of this paragraph, the "FCC" shall mean the FCC or its staff;

     (e) No Material Adverse Effect. Since the date of this Agreement, there shall have been no damage, destruction, loss or claim or condemnation or other taking which results in a Material Adverse Effect;

     (f) Opinion of Counsel for the KTC and the Partners. The Purchaser and Merger Sub shall have received from Shearman & Sterling, counsel to KTC and the Partners, and Washington counsel reasonably satisfactory to the Purchaser an opinion dated as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser, to the effect set forth in
     Exhibit 9.02;

     (g) Release of Indebtedness. KTC shall have been released from all obligations (including all guarantees relating thereto) under the Credit Agreements and all liens and encumbrances on assets and properties of KTC under the Credit Agreements shall have been released;

     (h) Renewal Application. The application for renewal of the FCC license for the Station to be filed on or before October 1, 1998 shall have been granted without material adverse condition for a full license term; and

     (i) Required Consents. KTC shall have received consents, in form and substance reasonably satisfactory to the Purchaser, to the transactions contemplated hereby from the other parties to the contracts, leases and agreements set forth in Section 9.02(i) of the KTC Disclosure Schedule.

                                   ARTICLE X

                                INDEMNIFICATION

     SECTION 10.01. Survival of Representations and Warranties; Covenants and Agreements. The representations and warranties of the parties contained in this Agreement shall survive the Effective Time until twelve months after the date of this Agreement, except that (a)the representations and warranties contained in Sections 3.02, 3.03, 4.01, 4.04, and 5.02 shall survive the Effective Time indefinitely and (b) the representations and warranties contained in Section 3.15 which shall survive the Effective Time until the expiration of all applicable statute of limitation periods. All covenants and agreements set forth in this Agreement shall survive the Effective Time indefinitely or for such shorter period as is specified in this Agreement. Notwithstanding the foregoing, the representations and warranties contained in
Section 3.22 shall not survive the Effective Time.

     SECTION 10.02. Indemnification by the Indemnifying Partners. (a) The Purchaser shall be indemnified and held harmless, jointly and not severally, by the Indemnifying Partners for any and all liabilities, damages, claims, costs and expenses actually suffered or incurred (hereinafter a "Loss") by the Purchaser, arising out of or resulting from (i) the breach of any representation, warranty, covenant or agreement made by KTC or any Partner contained in this Agreement or in the certificate delivered pursuant to Section 9.02(a) (the "Closing Certificate") or (ii) arising out of or resulting from the occupancy, operation, use or control of any real property listed in Section 3.13(a) or 3.13(b) of the KTC Disclosure Schedule prior to the Effective Time or the operation of the Station prior to the Effective Time, in each case incurred or imposed as a requirement or in connection with the compliance with any environmental, health or safety law, rule or regulation, Governmental Permit or other binding determination of a governmental body, including, without limitation, any Release or storage of any Contaminant on, at or from
(A) any such real property (including, without, limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or any conditions whatsoever on, under or in such real property or (B) any real property or facility owned by a third party at which Contaminants generated by the Business were sent by KTC prior to the Effective Time (collectively, the "Environmental Indemnity"). After the Effective Time, Purchaser agrees to undertake the management of all liabilities related to the Release of Contaminants on such real property arising out of or resulting from the occupancy, operation, use or control of such real property by KTC prior to the Effective Time; provided, that (x) Purchaser shall investigate the nature of any Release and conduct any remedial activities only to the extent that such investigation or remedial action is required by applicable Environmental Law or is not inconsistent with the exercise of reasonable business judgment and (y) Purchaser shall conduct any investigations or remedial activities required by any applicable Environmental Law in a cost effective manner. No later than 30 days before commencing any work to investigate or respond to a Release of Contaminants on the real property for which Purchaser seeks payment from KTC pursuant this
Section 10.02, Purchaser shall give KTC written notice describing in reasonable detail the nature and estimated cost of the proposed work for the purpose of giving the KTC a reasonable opportunity to review and comment on such proposed work.. Anything in Section 10.01 to contrary notwithstanding, no claim may be asserted nor any action commenced against the Indemnifying Partners for breach of any representation, warranty, covenant or agreement contained in this

Agreement or the Closing Certificate unless written notice of such claim or action is received by the Indemnifying Partners describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date (x) with respect to the Environmental Indemnity, which is four years from the date of this Agreement and (y) for all other indemnification obligations, on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 10.01, in each case, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

     (b)  Notwithstanding anything to the contrary contained in this Agreement,
(i) the maximum aggregate amount of indemnifiable Losses which may be recovered from all Partners (x) arising out of or resulting from the breaches of representations and warranties contained in this Agreement or in the Closing Certificate or (y) under Section 10.02(a)(ii) shall be $25 million and (ii) no Indemnifying Partner shall be liable to indemnify the Purchaser for any indemnifiable Losses otherwise payable as a result of breaches of representations and warranties or in the Closing Certificate contained in this Agreement until such time as all such indemnifiable Losses shall aggregate to more than $1,000,000, and then the Indemnifying Partners shall only be liable for such indemnifiable Losses in excess of $1,000,000. For the purposes of this Section 10.02(b), in computing such individual or aggregate amounts of Losses, the amount of each Loss shall be deemed to be an amount (i) net of any Tax benefit to the Purchaser or any affiliate thereof and (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Purchaser or any affiliate from any third party with respect thereto. Payments by the Indemnifying Partners pursuant to Section 10.02(a) shall be limited to the amount of any Loss that remains after deducting therefrom (i) any Tax benefit to the Purchaser or any affiliate thereof, and
(ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Purchaser or any affiliate from any third party with respect thereto. A Tax benefit will be considered to be recognized by the Purchaser or any affiliate for purposes of this Section 10.02 in the tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by assuming that each of the Purchaser and any affiliate is in the maximum applicable statutory tax bracket after any deductions or other allowances reportable with respect to a payment hereunder. In no event shall the Purchaser be entitled to indemnification for any item reflected in the Working Capital Adjustment made pursuant to Section 2.10(f). The amount to which an indemnified person shall be entitled under this Article X shall be
determined:   (i) by written agreement between the Purchaser and the
Indemnifying Partners, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Purchaser and the Indemnifying Partners shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken have been finally determined. The indemnified party shall have the burden of proof in establishing the amount of the Losses suffered by it.

     SECTION 10.03. Indemnification by the Purchaser. The Partners shall be indemnified and held harmless by the Purchaser for any and all Losses of the Partners arising out of or resulting from the breach of any representation, warranty, covenant or agreement made by the Purchaser or Merger Sub contained in this Agreement. JSK shall be indemnified and held harmless by the Purchaser for all liabilities or obligations of KTC to which JSK shall become subject because it is liable for such liabilities or obligations under the WRLPA in its capacity as general partner of KTC, but excluding any such liabilities or obligations for which the Purchaser is entitled (without regard, for purposes of this sentence only, to the limitations on the indemnification of the Indemnifying Partners set forth in Section 10.02(b)) to be indemnified pursuant to Section 10.02 or Article VIII of this Agreement. Anything in Section 10.01 to contrary notwithstanding, no claim may be asserted nor any action commenced against the Purchaser for breach of any representation, warranty, covenant or agreement contained in this Agreement unless written notice of such claim or action is received by the Purchaser describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in
Section 10.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

     SECTION 10.04. Indemnification Procedures. (a) An indemnified party shall give the indemnifying party notice of any matter which an indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article X except to the extent the indemnifying party is actually prejudiced by such failure and shall not relieve the indemnifying party from any other obligation or liability that it may have to any indemnified party otherwise than under this Article X. The obligations and liabilities of the indemnifying party under this Article X with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article X ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an indemnified party shall receive notice of any Third Party Claim, the indemnified party shall give the indemnifying party notice of such Third Party Claim within 30 days of the receipt by the indemnified party of such notice; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article X except to the extent the indemnifying party is actually prejudiced by such failure and shall not relieve the indemnifying party from any other obligation or liability that it may have to any indemnified party otherwise than under this Article X. The indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the indemnified party within five days of the receipt of such notice from the indemnified party. In the event the indemnifying party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the indemnified party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party's expense, all witnesses, pertinent records, materials and information in the indemnified party's possession or under the indemnified party's control relating thereto as is reasonably required by the indemnifying party. Similarly, in the event the indemnified party is, directly or indirectly, conducting the defense against any such Third Party Claim, the indemnifying party shall cooperate with the indemnified Party in such defense and make available to the indemnified party, at the indemnifying party's expense, all such witnesses, records, materials and information in the indemnifying party's possession or under the indemnifying party's control relating thereto as is reasonably required by the indemnified party. No such Third Party Claim may be settled by the indemnifying party without the written consent of the indemnified party. To the extent a third party seeks a non-monetary remedy in addition to monetary damages and such non-monetary remedy is reasonably likely to affect adversely the ongoing operation of the Station, and the Indemnifying Partners have assumed the defense of such claim, the Purchaser may participate in the defense, at its own expense, and no settlements or agreements relating to such non-monetary remedy may be entered into without the prior written consent of the Purchaser.

     (b) From and after the Effective Time, the exclusive remedy of the Purchaser for breaches of representations, warranties, covenants and agreements of the Partners contained in this Agreement and for any and all liabilities, losses, claims, costs or damages whatsoever relating to this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article X; provided, however, that each party hereto shall retain all non-monetary equitable remedies available to it in respect of any breach or alleged breach by any other party of any covenant or other agreement of such other party contained in or made pursuant to this Agreement and required to be performed after the Effective Time.

     SECTION 10.05. Tax Matters. Anything in this Article X to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VIII.


                                  ARTICLE XI

                     TERMINATION, AMENDMENT AND WAIVER

     SECTION 11.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

     (a) by the mutual written consent of the Purchaser, on the one hand, and the General Partner, on the other hand;

     (b) by the General Partner if the Purchaser or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach is incapable of being cured or has not been cured within 30 days after the giving of written notice by the General Partner to the Purchaser, except, in any case, such breaches which could reasonably be expected to materially adversely affect the ability of the Purchaser to complete the Merger;

     (c) by the Purchaser if KTC or the Partners shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach is incapable of being cured or has not been cured within 30 days after the giving of written notice by the Purchaser to the General Partner, except, in any case, such breaches which could not reasonably be expected to have a Material Adverse Effect or to affect adversely the ability of KTC or the Partners to complete the Merger; or

     (d) by the Purchaser, on the one hand, or the General Partner, on the other hand, if the Effective Time shall not have occurred prior to nine months after the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Merger to occur prior to such date.

    SECTION 11.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (i) except as set forth in Section 6.03 and Section 12.02 and (ii) nothing herein shall relieve any party from liability for any breach of any covenant or agreement contained herein or any willful breach of any representation or warranty contained herein.

     (b) The Purchaser acknowledges and agrees that the Escrow Deposit shall serve to secure any obligations of the Purchaser resulting from its failure to comply with the terms and conditions of this Agreement prior to the Effective Time. In no event shall KTC's remedies in the circumstances described in this
Section 11.02(b) be limited to this Section 11.02(b).

     SECTION 11.03. Waiver. At any time prior to the Effective Time, the Purchaser, on behalf of itself and Merger Sub on the one hand, and the General Partner on behalf of KTC and the Partners on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.



                                   ARTICLE XII

                               GENERAL PROVISIONS

     SECTION 12.01. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger shall have occurred.

     SECTION 12.02. Notices. All notices, request, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 12.02):

     (a)  if to KTC or the Partners:

               Kelly Broadcasting Co.
               3 Television Circle
               Sacramento, CA  95814
               Attention:  Jon S. Kelly
               Telecopier:  (916) 325-3711

               with a copy to:

               Shearman & Sterling
               555 California Street, Suite 2000
               San Francisco, CA  94104
               Attention:  Christopher D. Dillon, Esq.
               Telecopier:  (415) 616-1199

     (b)  if to the Purchaser or Merger Sub:

               Meredith Corporation
               1716 Locust Street
               Des Moines, IA  50309
               Attention:  William T. Kerr
               Telecopier:  (515) 284-3548

               with copies to:

               Meredith Corporation
               1716 Locust Street
               Des Moines, IA  50309
               Attention:  Thomas L. Slaughter, Esq.
               Telecopier:  (515) 284-3933

               and:

               Wiley, Rein & Fielding
               1776 K Street, N.W.
               Washington, D.C.  20006
               Attention:  James R. Bayes, Esq.
               Telecopier:  (202) 429-7049


     SECTION 12.03. Public Announcements. No party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

     SECTION 12.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 12.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     SECTION 12.06. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, among KTC, the Partners, the Purchaser and Merger Sub with respect to the subject matter hereof and except as otherwise expressly provided herein.

     SECTION 12.07. Assignment. The rights of any party under this Agreement or any KTC Ancillary Agreement or Purchaser Ancillary Agreement, as the case may be, shall not be assignable by such party prior to or after the Effective Time without the written consent of the other parties hereto. Notwithstanding the foregoing, the Partners agree that following the Effective Time, the Purchaser may assign any of its rights hereunder to Tribune, WGNX Inc. or an affiliate thereof and following such assignment such assignee shall have all the rights (including the ability to enforce such rights) and such of those obligations of Purchaser hereunder assumed by such assignee, but no such assignment shall relieve Purchaser of its obligations hereunder.

     SECTION 12.08. No Third-Party Beneficiaries. Except as provided in Articles VII and VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 12.09. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the General Partner, on behalf of itself, KTC and the other Partners, and the Purchaser, on behalf of itself and Merger Sub.

     SECTION 12.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a California state or federal court sitting in the City of Sacramento or San Francisco, and the parties hereto hereby irrevocable submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

     SECTION 12.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 12.12. Board Approval. Notwithstanding anything herein to the contrary, the execution and delivery by Purchaser and the Merger Sub of this Agreement is subject to the approval of this Agreement and the Exchange Agreement by the Board of Directors of Purchaser and the approval of the

Exchange Agreement by the Board of Directors of Tribune. If such approval is not obtained by 5:00 p.m. Eastern Time on Monday, August 24, 1998, then Purchaser shall deliver written notice thereof to KTC. If Purchaser delivers such notice, then this Agreement shall thereupon terminate without liability on the part of any party. If Purchaser does not deliver such notice on or prior to such date, then such approval shall be deemed to have been obtained for purposes of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                 KELLY TELEVISION CO.

                                 By:  J.S. Kelly L.L.C., its General Partner


                                 By:            /s/ J. S. Kelly
                                      --------------------------------------
                                      Name:   J. S. Kelly
                                      Title:  General Partner


                                 J.S. KELLY L.L.C.


                                 By:            /s/ J. S. Kelly
                                      --------------------------------------
                                      Name:   J. S. Kelly
                                      Title:


                                 G.G. KELLY L.L.C.


                                 By:            /s/ Gregory G. Kelly
                                      --------------------------------------
                                      Name:   Gregory G. Kelly
                                      Title:

                                                /s/ Robert E. Kelly
                                 -------------------------------------------
                                                Robert E. Kelly


                                 MEREDITH CORPORATION


                                 By:            /s/ John P. Loughlin
                                      --------------------------------------
                                      Name:  John P. Loughlin
                                      Title: President - Broadcasting Group

                                 KCPQ ACQUISITION CORP.


                                 By:            /s/ Stephen M. Lacy
                                      --------------------------------------
                                 Name:  Stephen M. Lacy
                                 Title: Vice President